FORM 10-QSB
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                 (Mark one)
        [X]  QUARTEPLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934
                   For the quarterly period ended JUNE 30,1995
                                     or
        [ ]  TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934
                        For the transition period from to

                      Commission File Number 33-26545-A

                       PONTE VEDRA BANKING CORPORATION
      (Exact name of small business issuer as specificd in its charter)

                 Florida                        59-2921958
        (State of Incorporation)    (I.R.S. Employer Identification No.)

100 Sawrass Corners Drive, Ponte Vedra Beach, FL      32082
(Address of principal executive offices)          (Zip Code)

                               (904) 285-7222
               (Issuers telephone number, including area code)

                               Non-Applicable
 (Former name, former address and former fiscal year, if changed since last report)

Indicate by check mark whether the issuer (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

  (1) YES [X] NO [ ]

  (2) YES [X] NO [ ]

The number of shares of the issuer's $1.00 par value common stock outstanding as of June 30, 1995, was 639,120.

                       PONTE VEDRA BANKING CORPORATION
                                    INDEX


Part 1.Financial Information                                       Page

  Item 1. Financial Statements - Unaudited

          Consolidated Balance Sheets -- as of December
          31, 1994, and June 30, 1995                                3

          Consolidated Statements of Income -- Three
          Months and Six Months ended June 30, 1994 and 1995         4

          Consolidated Statements of Cash Flows - Three
          Months and Six Months ended June 30, 1994 and 1995         5

          Notes to Consolidated Financial Statements                 6

Item 2.  Management's Discussion and Analysis of
         Financial Condition and Results of Operations               8

Part II. Other Information                                          11

PART I. FINANCIAL INFORMATION

PONTE VEDRA BANKING CORPORATION
CONSOLIDATED BALANCE SHEETS
                                                             December 31,   June 30,
                                                                1994          1995
(In thousands)<F1>                                            (Audited)    (Unaudited)
ASSETS
Cash and Due From Banks                                          $7,657        $5,786
Interest Bearing Deposits in Banks                                  100           100
Federal Funds Sold                                                1,700         4,900
Investment Securities Held to Maturity (Note 2)                  10,397         9,509
Investment Securities Available for Sale (Note 2)                 1,909         2,841
Loans, Less Allowance for Loan Losses                            48,500        60,109
Property, Equipment and Leashold Improvements, net                3,274         3,141
Accrued interest receivable                                         349           344
Other assets                                                        282           959
   Total Assets                                                 $74,168       $87,689

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
  Demand                                                        $17,349       $17,201
  NOW Accounts                                                   10,891        10,959
  Savings                                                         4,251         3,792
  Money Market Accounts                                          12,534        11,034
  Certificates of Deposit Under $100,000                         15,878        22,980
  Certificates of Deposit $100,000 and Over                       6,224        13,145
    Total Deposits                                               67,127        79,111

Securities Sold Under Agreements to Repurchase                      622         1,684
Acrued Interest Payable                                              52            90
Other Liabilities                                                   146           322
    Total Liabilities                                            67,947        81,207

Commitments and Contingent Liabilities
Common stock, Par value $1, 1,000,000 shares authorized;
  652,290 shares issued at December 31, 1994 and June 30, 1995      653           653
Capital in Excess of Par                                          5,818         5,821
Net Unrealized Gain (loss) on Investment Securities
  Available For Sale                                                (13)           (3)
Retained Earnings                                                  (206)          146
Treasury Stock (4,700 Shares and 13,800 shares, respectively),
  at cost (Note 4)                                                  (31)         (135)
   Total Stockholders' equity                                     6,221         6,482
   Total liabilities and stockholders' equity                   $74,168       $87,689

<F1> See Accompanying Notes to Consolidated Financial Statements.

PONTE VEDRA BANKING CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
                                                         For the Three Months    For the Six Months
                                                            ended June 30,         ended June 30,
(000's omitted - except per share data)(Unaudited)<F1>     1994        1995       1994       1995
Interest Income:
 Interest and Fees on Loans                                 $920      $1,449     $1,744     $2,657
 Interest on Investment Securities                           133         137        268        271
 Interest on Federal Funds Sold                                5          34          8         63
 Interest on Deposits in Bank                                  1           1          2          3
     Total Interest Income                                 1,059       1,621      2,022      2,994
Interest expense:
 Interest on Deposits                                        213         541        436        960
 Other                                                        19          21         19         39
     Total Interest Expense                                  232         562        455        999
     Net interest income                                     827       1,059      1,567      1,995
Provision for loan losses                                     55          80         91         79
     Net Interest Income After Provision
       for Loan Losses                                       772         979      1,476      1,916

Other Income:
 Service Fees                                                152         191        282        360
 Securities Transactions                                      12          19         12         19
 Other Operating Income                                       69         122        163        179
     Total Other Income                                      233         332        457        558

Other Expenses:
 Salaries and Benefits                                       524         465      1,011        965
 Occupancy Expense                                           229         251        476        521
 Other Operating Expense                                     230         228        435        435
     Total Other Expense                                     983         944      1,922      1,921
Income Before Income Taxes                                    22         367         11        553
Income Tax Expense                                             -         133          -        202
     Net Income                                              $22        $234        $11       $351

Earnings Per Share:
 Net Income                                                $0.03       $0.37      $0.02      $0.55
 Weighted Average Shares Outstanding                         648         639        648        639

<F1> See Accompanying Notes to Consolidated Financial Statements.

PONTE VEDRA BANKING CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                      For the Three Months    For the Six Months
                                                         Ended June 30,          Ended June 30,
(In thousands)<F1>                                       1994        1995        1994        1995
Cash Flow from Operating Activities:
 Net income                                               $22        $234         $11        $351
 Adjustments to Reconcile Net Income to Cash
  Provided by Operating Activities:
   Provision for Loan Losses                               55          79          91          79
   Depreciation                                            70          50         132         135
   Accretion/Amortization on Securities                    68          76         130         146
   Change In:
    Interest Receivable                                    48         (47)        186           5
    Interest Payable                                        8          32           7          38
    Other liabilities                                      36         155         (31)        176
    Other assets                                          177        (681)        (90)       (677)
     Cash Used in Operating Activities                    484        (102)        436         253

Cash Flows from Investing Activities:
 Purchase of Investment Securities                       (993)     (1,002)       (993)     (1,002)
 Proceeds from Maturities and
   Sales of Investment Securities                       2,311         (15)      2,249         812
 Loans Originated                                      (9,385)    (10,604)    (18,552)    (21,163)
 Principal Collected on Loans                           3,672       2,897       9,835       9,545
 Purchase of Property and Equipment, Net                  (35)        (98)       (113)       (267)
      Cash Used in Investing Activities                (4,430)     (8,822)     (7,574)    (12,075)

Cash Flows from Financing Activities:
 Net Increase (Decrease) in Demand Deposits
  NOW Accounts, Savings and
  Money Market Accounts                                 6,320        (312)      6,176      (2,038)
 Net Increase (Decrease) in
  Certificates of Deposit                               3,827      14,282       3,832      14,023
 Federal Funds Purchased
 Net Increase (Decrease) in Securities Sold
  Under Agreements to Repurchase                         (487)         29        (774)      1,062
 Treasury Stock Transactions, net                           -           -           -         104
      Cash Provided by (Used in) Financing
       Activities                                       9,660      13,999       9,234      13,151

Net Increase (Decrease) in Cash and Cash Equivalents    5,714       5,075       2,096       1,329
Cash and Cash Equivalents, Beginning of Period          6,687       5,711      10,305       9,457
Cash and Cash Equivalents, End of Period              $12,401     $10,786     $12,401     $10,786

<F1> See Accompanying Notes to Consolidated Financial Statements

                              Page 5 of 11

               PONTE VEDRA BANKING CORPORATION AND SUBSIDIARY
             NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
                           JUNE 30, 1995 AND 1994

Note 1 - Interim Statement Adjustments

The unaudited interim consolidated financial statements reflect all adjustments that are, in the opinion of management, necessary to a fair statement of the results for the periods presented. All adjustments are of a normal and recurring nature. The interim consolidated financial statements are designed to be read in conjunction with the most recent annual report.

Note 2 - Accounting Policies

Investment Securities
The Company adopted Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities," as of December 31, 1993. In accordance with SFAS No. 115, securities are classified as either held to maturity, available for sale or trading.

Gains and losses are recognized and shown separately in the Statements of Income upon realization or when impairment of values is deemed to be other than temporary. These gains and losses are recognized using the specific identification method. Unrealized holding gains and losses for securities available for sale are excluded from the Statements of Income and are reported net of taxes as a separate component of shareholders' equity until realized.

Income Taxes
Provision for income taxes are based on taxes payable or refundable for the current year and deferred taxes on temporary differences between the amount of taxable income and between the tax bases of assets and liabilities and their reported amounts in the financial statements. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled as prescribed in SFAS No. 109, 'Accounting for Income Taxes." As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

Loan Fees
During the quarter ended June 30, 1995, an adjustment was made to correct an error in the application of SFAS No. 91, "Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases." SFAS No. 91 requires a matching of the cost of originating loans against the fees earned on a loan-by-loan basis, and amortizing the resulting net deferred credit (fee income) or debit (origination costs) over the estimated life of the loan. The Bank has historically deferred all loan commitment fees, while expensing all origination costs. This accounting treatment has understated income and stockholders' equity.

The cumulative effect of the adjustment on prior periods was not considered material by management and no restatement was made. The total effect of the adjustment on the quarter ended June 30, 1995 (including amounts related to 1995), was less than $35,000, with approximately $22,000 related to prior periods before 1995 (or about 6.3% of net income for 1995).

Note 3 - Background and Organization

Ponte Vedra Banking Corporation (the Company) was incorporated effective October 4, 1988, primarily to serve as the holding company for a national banking association (the Bank). In 1989, the Company raised $6,451,000 (net of selling expenses) through an Offering of its common stock, of which $5,500,000 was used to capitalize the Bank. The Bank opened for business December 18, 1989, under the name "Ponte Vedra National Bank." The Bank is headquartered in Ponte Vedra Beach, Florida. The Bank is operating in the Beaches Service Area which includes Ponte Vedra Beach, Jacksonville Beach, Neptune Beach and Atlantic Beach, Florida. The Company owns 100% of the common stock of the Bank.

Note 4 - Commitents and Related Party Transactions

Treasury Stock and Stock Bonuses
The Company held $30,550 of Treasury Stock (4,700 Shares) at December 31, 1994. Effective December 31, 1994, the bank accrued non-executive officer bonuses. These non-executive officer stock bonuses were purchased from the Company by the Bank in January, 1995 (900 shares at $10.00 per share), resulting in $24,700 of Treasury Stock (3,800 shares) at January 31, 1995. Subsequently, on March 31, 1995, the Company acquired 10,000 of its stock at $11.00 a share. As of June 30, 1995, the Company holds $134,700 of Treasury Stock (13,800 shares).

Item 2. - MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion sets forth the major factors that have affected the Registrant's financial condition and results of operations for the quarter ended June 30, 1995, as reflected in the consolidated financial statements included at pages 3 - 7 of this Quarterly Report on Form 10-QSB. These comments should be read in conjunction with the consolidated financial statements and with the management's discussion and analysis of financial condition and result of operations in the Annual Report on Form 10-KSB.

1. Earnings.
Net income for the second quarter of 1995 was S234,000, or $.37 per share, as compared to $22,000, or $.03 per share, for the second quarter of 1994. The improvement is earnings is primarily attributable to a continued growth in loans, an increase of 37% in the second quarter 1995. A continued growth in fees earned on small business administration loans sold into the secondary market generated $60,000 in noninterest income for the second quarter 1995, and $71,000 for the six months ended June 30, 1995.

During the second quarter, the Bank corrected an error in the application of an accounting principle, which increased earnings for the three and six months ended June 30, 1995, by about $35,000. See Note 2 of Notes to Interim Consolidated Financial Statements on page 6 for a further explanation. For the year ending December 31, 1995, management anticipates that the effect on net income will be immaterial.

The Bank's total deposits increased by approximately $12,000,000, or 18%, in the six months ended June 30, 1995, and by approximately $16,000,000, or 26% for the three months ended June 30, 1995. Consolidation of the banking industry within the primary market area, in conjunction with an aggressive CD campaign in the second quarter, contributed strongly to the Bank's deposit growth. For the six months and three months ended June 30, 1995, loans increased by approximately $12,000,000 and $8,000,000, respectively, significantly enhancing earnings.

2. Dividends.
There were no dividends paid or declared by the Registrant during the quarter ended June 30, 1995, nor during any prior quarter.

3. Liquidity and Capital Adequacy.
The Bank's goal is to maintain adequate liquidity to meet potential funding needs of loan and deposit customers. This is achieved by maintaining a stable base of core deposits and other interest-bearing funds augmented by a marked diversity in customers, products and market areas. The ability to maintain liquidity also is enhanced by earnings power and adequate capital. The Bank's ALCO committee meets semi-monthly to establishes guidelines on all rates paid on deposits or generated from loans while tracking liquidity needs and ensuring adequate funding capacity.

New risk-based capital guidelines have been developed that assign weighted levels of risk to assets and certain other financial instruments in order to assess capital adequacy. At June 30, 1995, the Bank and Holding Company exceeded these new capital requirements. The Registrants capital ratio is 11.06%, risk-based capital ratio is 12.04% and the leverage capital ratio is 8.33% at June 30, 1995.

4. Net Interest income.
Net interest income (before provision for loan losses), the difference between interest and fees earned on earning assets and the interest incurred on interest-bearing liabilities, remains a strong contributor to the Bank's earnings. For the three months ended June 30, 1995, net interest income (before provision for loan losses) was $1,081,000, and was $2,017,000 for the first six months of 1995, an increase quarter to quarter of $145,000, or 45%. Of earning assets, growth was strongest in loans ($60,109,000 at June 30, 1995, compared to $48,500,000 at December 30, 1994), representing 24% of the total earning assets growth.

Earning assets increased over 31% compared to the same period last year. The growth in time deposits under $100,000, and a large-dollar static transaction deposit base has helped provide sufficient funds to satisfy the majority of loan volume of the Bank's customers and has kept the Bank from becoming dependent upon time deposits of $100,000 or more, even though these time deposits have increased.

The Bank, primarily through its ALCO committee, actively manages this income source to provide the largest possible amount of income while balancing interest rate and liquidity risks.

5. Trends.
Registrant is unaware of any trends, events or uncertainties that will have or that are reasonably likely to have a material effect on the Registrant's liquidity, capital resources or operations. The Registrant is unaware of any current recommendations by the regulatory authorities to which its operations are subject that if they were to be implemented would have such an effect.

6. Problem Loans and Provision for Loan Losses.
Non-performing loans at June 30, 1995, totaled $344,000, a significant decrease from first quarter non-performing loans which were $1,218,000. The majority of this variance was one commercial loan for $750,000 on which the payment of interest occurred monthly. The loan was 85% SBA-guaranteed and matured in May, 1995, at which time it was charged off. All non-performing loans at June 30, 1995, were current as to the payment of principal and interest, but were placed in non-performing status because of uncertainty over the Borrowers' ability to make future payments. These non-performing loans comprise slightly more than.57% of total net loans outstanding.

On May 31, 1995, the Bank charged off two loans for a net of $124,170. During the period ended March 31, 1995, the Bank charged off a net of $460 on an installment loan repossessed and then subsequently sold. Total charge-offs for the six months ended June 30, 1995, represents less than .3% of total loans outstanding. One loan in the amount of $4,100, or.01% of total loans outstanding, was charged off during the same period last year. Past due loans at June 30, 1995, were $117,971, or.57% of total net loans outstanding. No other loans were past due, restructured or non-accrual during this period. At June 30, 1995, the Company's reserve for loan losses totaled $572,363, which is approximately .94% of total loans.

The Bank maintains an allowance for loan losses which it believes is adequate to absorb potential losses in the loan portfolio. The allowance amounts to two principal components; amounts specifically provided for loans reviewed on an individual or pool basis, and a general portion designed to supplement the specific allocations. The adequacy of the allowance for loan losses is analyzed, and adjustments arc made quarterly, based on a review of all significant loans with particular emphasis on non-accruing, past due and other loans that management believes require special attention because of uncertainties as to their collectibility in accordance with their existing terms.

7. Provision for Taxes.
Effective 1992, the Bank adopted the provisions of SFAS No. 109, "Accounting for Income Taxes." The cumulative effect of that change in the method of accounting for income taxes did not impact the 1992 or 1993 consolidated statements of income. Provisions for income taxes are based on taxes payable or refundable for the current year and deferred taxes on temporary differences between the amount of taxable income and between the tax bases of assets and liabilities and their reported amounts in the consolidated financial statements. Deferred tax assets and liabili6es are included in the consolidatcd financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled as prescribed in SFAS No. 109. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

The bank began paying income taxes in the fourth quarter, 1994. By utilization of the Company's net operating loss carryforward (under the provisions of SFAS No. 109), the Company recognized an income tax benefit of $60,000 to 1994 earnings. The Corporation's earnings are now reported on a fully-taxed basis.

Income tax expense attributable to income before extraordinary items was $133,000 for the quarter ended June 30, 1995 and $202,000 for the six months ended June 30, 1995. This is based on an expected income tax rate of 37.6%.

PART II. OTHER INFORMATION

Items 1. through 4.
Not applicable during the current period.

Item 5. Other Information,
On July 17, 1995, the Board of Directors of Ponte Vedra Banking Corporation accepted a non-binding proposal pursuant to which the Corporation and its wholly owned subsidiary, Ponte Vedra National Bank, would be merged with and into SunBanks, Inc., and SunBank/North Florida, NA, respectively, for approximately $13,429,000 consisting of a combination of cash and shares of common stock of SunTrust Banks, Inc. The acquisition is subject to negotiation of a definitive agreement along with regulatory and Ponte Vedra Banking Corporations' shareholder approvals. The transaction is expected to be concluded in the first quarter of 1996.

Item 6.Exhibits and Reports,
(a)  Exhibits. None.
(b)  Reports on Form 8-K.
     Form 8-K filed on April 17, 1995.

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PONTE VEDRA BANKING CORPORATION

Guy N. Nix, Jr.,
Vice President and Chief Financial Officer
Dated: 8/11/95

                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                  FORM 8-K

                               CURRENT REPORT

   Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

      Date of Report (Date of earliest event reported): April 17, 1995

                       PONTE VEDRA BANKING CORPORATION
      (Exact name of small business issuer as specified in its charter)

                      Commission File Number 33-26545-A


     Florida                        59-2921958
(State or other jurisdiction of       (I.R.S. Employer
incorporation or organization)        Identification No.)

100 Sawgrass Corners Drive
Ponte Vedra Beach, FL                     32082
(Address of principal executive offices)    (Zip Code)

       Registrant's telephone number including area code 904-285-7222


        (Former name or former address, if changed since last report)

PART II INFORMATION INCLUDED IN FORM 8-K

Item 1 - None.

Item 2 - None.

Item 3 - None.

Item 4 -Change in registrant's certifying accountants.

(1) On December 19. 1994, the Company's Board Of Directors approved a motion to dismiss its certifying accountants, Harbeson, Beckerleg & Fletcher, after the completion of the audit for the year ended December 31, 1994.

     (i) The accountant's report on the financial statements for either of the past two (2) years ended December 31, 1994, did not contain an adverse opinion or a disclaimer of opinion or was not qualified or modified as to uncertainty, audit scope, or accounting principles.

     (ii) The decision to change accountants was approved by the Board of Directors upon recommendation made by the Company's Audit Committee on December 19, 1994.

     (iii) In connection with the audit of the Company's financial statements for the past two (2) years ended December 31, 1994, and for the subsequent interim period through the date of this Form 8-K, there were no disagreements with Harbeson, Beckerleg & Fletcher on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures.

(2) During a duly called Annual Meeting of the Shareholders on April 17, 1995, the Company's Shareholders approved a motion to engage Stevens, Thomas, Schemer & Sparks, P.A. (formerly Nolan, Stevens & Thomas, P.A.) to audit the Company's financial statements for the period ending December 31, 1995. During the Company's two (2) most recent fiscal years ended December 31, 1994, and for the subsequent interim period through the date of this Form 8-K, it did not consult the newly engaged accountant regarding the application of accounting principles or any other matter that the Company may use in reaching a decision as to any accounting, auditing, or financial reporting issue.

(3) Harbeson, Beckerleg & Fletcher has furnished the Company with a letter addressed to the Securities and Exchange Commission stating that they agree with the statements made by the Company concerning the dismissal of the Company's certifying accountants for the year ending December 31, 1995. Their letter is included in this Form 8-K as Exhibit XVI (a).

(4) Stevens, Thomas, Schemer & Sparks, P.A., has furnished the Company with a letter addressed to the Securities and Exchange Commission stating that they agree with the statements made by the Company concerning the election of the Company's certifying accountants for the year ending December 31, 1995. their letter is included in this Form 8-K as Exhibit XVI (b).

Item 5 - None.
Item 6 - None.
Item 7 - Exhibits on Form 8-K.
(1)  None.
(2)  None.
(3)  Exhibit Table.
Item 8 - None.


                                 SIGNATURES


    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                PONTE VEDRA BANKING CORPORATION



Date April 24, 1995                 By:  Guy N. Nix
                                    Vice President and
                                    Chief Financial Officer

                                EXHIBIT TABLE

                                                                 Page #
Exhibit XVI (a) Letter re change in certifying accountants          5

Exhibit XVI (b) Letter re change in certifying accountants          6

April 24, 1994

Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C. 20549

  Re:  Ponte Vedra Banking Corporation
       Commission File Number 33-26545-A
       59-2921958

Gentlemen:

We were the principal accountants of Ponte Vedra Banking Corporation for the two years ending December 31, 1994. We have been informed that Ponte Vedra Banking Corporation has made a decision to change accountants for the year ending December 31, 1995.

We have read Item 4 of Form 8-K of Ponte Vedra Bankhig Corporation dated April 24, 1995, and we agree with such statements, except we are not in a position to agree or disagree with the statements under paragraph (2).

Very truly yours,


Harbeson, Beckerleg & Fletcher

April 24, 1994


Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C. 20549

  Re:  Ponte Vedra Banking Corporation
       Commission File Number 33-26545-A
       59-2921958

Gentlemen:

We have read Item 4 of Form 8-K of Ponte Vedra Banking Corporation dated April 24, 1995, and we agree with such statements, except we are not in a position to agree or disagree with the statements under paragraph (I)(iii).


Sincerely,

Stevens, Thomas, Schemer & Sparks, P.A.